Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-148906
and Registration No. 333-153311
PROSPECTUS SUPPLEMENT
November 24, 2008
(To prospectus dated September 12, 2008)

Zynex, Inc.

2,273,006 shares of
common stock

This prospectus supplement supplements the prospectus dated September 12, 2008, relating to the resale by selling stockholders of 2,273,006 shares of common stock of Zynex, Inc. (“we” or “our”) issuable upon exercise of outstanding warrants.  This prospectus supplement should be read in conjunction with the prospectus dated September 12, 2008, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements thereto.

Current Report on Form 8-K

On November 24, 2008, we filed with the Securities and Exchange Commission a Current Report on Form 8-K.  The text of the 8-K Report is attached hereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

This prospectus supplement is dated November 24, 2008

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 20, 2008

 Zynex, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	33-26787-D	90-0275169
(State or other	(Commission	(I.R.S. Employer
Jurisdiction	File Number)	Identification No.)
of incorporation)

8022 Southpark Circle, Suite 100, Littleton, CO	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number:  (303) 703-4906

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Item 8.01.  Other Events

Zynex, Inc. has obtained a waiver of a financial covenant in its line of credit with Marquette Healthcare Finance.  The covenant was not satisfied as of September 30, 2008 because of a previously disclosed claim and settlement of it.  In the waiver, Marquette stated that it will not take action on the financial covenant default for the quarter ending on that date.

Marquette also stated in the letter that it will re-set the covenant for upcoming quarters to reflect the impact of the settlement on projected revenues for the remainder of 2008 and future years.  In addition, Marquette and Zynex amended the interest rate under the line of credit from a floating prime rate plus 2.5% to the higher of (a) a floating prime rate plus 2.5% or (b) the floating LIBOR rate plus 4.5%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zynex, Inc. (Registrant)

Date: November 24, 2008	By:	/s/ Fritz Allison
Fritz Allison Chief Financial Officer